Exhibit 35.2

[First Republic Bank Logo]

Feb 29, 2016

Servicer Compliance Statement

For SEMT 2013-1 (see Schedule A)

The undersigned, a duly authorized officer of First Republic Bank (the “Servicer”), does hereby certify that:

(i)	a review of the Servicer’s activities during the reporting period from January 1, 2015 through December 31, 2015 and of its performance under the Agreement (as defined on Schedule A attached hereto) from the above referenced trust during such period has been made under such officer’s supervision, and

(ii)	to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such reporting period.

First Republic Bank

By:	/s/ Lionel Antunes
Name:	Lionel Antunes
Title:	Vice President of Residential Lending
Date:	Feb. 29, 2016

<for SEMT 2013-1>

SCHEDULE A

1.	Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by the Reconstitution Agreement dated January 15, 2013 (the “Agreement”).

2.	Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by the Reconstitution Agreement dated September 18, 2012, among Barclays Bank, Redwood Residential Acquisition Corporation and First Republic Bank, and modified by the Reconstitution Agreement dated January 15, 2013 (the “Agreement”).

Each of the foregoing an “Agreement” for purposes of this Servicer Compliance Statement.